Exhibit 99.6

SUBSCRIPTION AGREEMENT FOR COMMON SHARES

To:      Greenbrook TMS Inc. (the “Corporation”)

And To: Bloom Burton Securities Inc., Clarus Securities Inc., Desjardins Securities Inc. and GMP Securities L.P. (collectively, the “Underwriters”)

And To: The U.S. Affiliates (as defined herein)

The undersigned (referred to herein as the “Purchaser”) hereby irrevocably undertakes to the Corporation to subscribe for and agrees to purchase from the Corporation, and the Corporation agrees to allot and issue, that number of common shares of the Corporation (the “Subscribed for Shares” and each individually, a “Subscribed for Share”) equal to the aggregate subscription price set forth below (the “Aggregate Subscription Price”), representing a subscription price of C$3.25 per Subscribed for Share (the “Subscription Price”), upon and subject to the attached terms and conditions (the “Terms and Conditions”). This subscription, the attached Terms and Conditions and any schedules or appendices attached hereto and thereto are collectively referred to as the “Subscription Agreement”. The Purchaser agrees to be bound by the Terms and Conditions and agrees that the Corporation and the Underwriters and the U.S. Affiliates may rely upon the covenants, representations and warranties contained in this Subscription Agreement. Unless otherwise defined herein, capitalized terms used herein shall have the meaning ascribed thereto in paragraph 9 hereof.

Subscribed for Shares: 5,384,000	Subscription Price: C$3.25 per share	Aggregate Subscription Price: C$17,498,000

Name and Address of Purchaser	Purchaser Registration Instructions (if different from Name and Address of Purchaser)
1315 Capital II, LP	Haywood Securities (USA) Inc. For 1315 Capital II, LP
Name of Purchaser (please print)	Name

1315 Capital Management II, LLC as general partner of 1315 Capital II, LP
/s/ Adele C. Oliva	700-200 Burrard St.
By: Adele C. Oliva	Vancouver, B.C.
V6C 3L6
2929 Walnut Street, Suite 1240	Address, including Postal Code
Philadelphia, PA 19104
Address, including Postal Code

E-mail Address: brian.schwenk@1315capital.com
Telephone Number: (212) 662-1315
Purchaser Delivery Instructions (if different from Name and Address of Purchaser)

CDS ELECTRONIC SETTLEMENT	Haywood Securities (USA) Inc.
Name

Name of Settlement Agent	Haywood Securities (USA) Inc. 700-200 Burrard St.
Vancouver, B.C. V6C 3L6
Account Reference, if applicable	Address, including Postal Code

CUID
Telephone Number

Fax Number

TERMS AND CONDITIONS OF SUBSCRIPTION FOR COMMON SHARES OF
GREENBROOK TMS INC.

The Offering

1.	The Aggregate Subscription Price specified by the Purchaser on the cover page of this Subscription Agreement is defined herein as the Purchaser’s “Commitment”. The Corporation hereby accepts the Purchaser’s Commitment. Subject to the Terms and Conditions of this Subscription Agreement, upon acceptance by the Corporation of this subscription, the Purchaser will be obliged to purchase from the Corporation the number of Subscribed for Shares determined in accordance with this Subscription Agreement at the Aggregate Subscription Price in accordance with paragraph 7.

2.	The Subscribed for Shares will be sold by the Corporation to the Purchaser in reliance on exemptions from applicable Securities Laws (as defined below), including under Section 4(a)(2) of the U.S. Securities Act (as defined below) and similar exemptions under U.S. state securities laws. The Subscribed for Shares shall be evidenced by one or more physical certificates representing the Subscribed for Shares registered in the name of the Purchaser (or as the Purchaser may direct), will be subject to restrictions on transfer pursuant to applicable Securities Laws and will bear a U.S. Legend (as defined below).

3.	The Purchaser acknowledges and agrees that this subscription and all monies tendered herewith shall be returned to the Purchaser, without interest, at the address of the Purchaser set out on the cover page hereof if this Subscription Agreement is terminated in accordance with paragraphs 47, 48 or 49.

4.	The Purchaser acknowledges that the Underwriters and the U.S. Affiliates are not acting as financial advisors, investment advisors or other advisors to the Purchaser.

5.	The Corporation and the Purchaser acknowledge and agree that the Subscribed for Shares subscribed for by the Purchaser hereunder will occur concurrently with the offering by the Corporation of Common Shares as more particularly described in the Preliminary Prospectus and the Prospectus (the “Offering”). The Purchaser acknowledges that it is not purchasing in the Offering or under any prospectus or other offering documents (including an Offering Memorandum) of the Corporation.

6.	The Purchaser acknowledges that the Underwriting Agreement is subject to termination in certain instances and that this Subscription Agreement does not oblige the Underwriters or the U.S. Affiliates to consult with the Purchaser or seek the Purchaser’s consent as to any such matter or qualify the exercise or non-exercise of the rights of the Underwriters under the Underwriting Agreement in any way.

Payment

7.	Subject to the terms and conditions hereof, the Purchaser shall deliver or cause to be delivered to the order of the Corporation the Aggregate Subscription Price by the Closing Time (as defined herein) payable to the Corporation or as the Corporation may direct.

Conditions for Acceptance

8.	The obligation of the Purchaser to purchase the Subscribed for Shares under this Subscription Agreement is subject to the following conditions:

(a)	the Purchaser shall have paid the Aggregate Subscription Price for the Subscribed for Shares;

(b)	the representations and warranties of the Purchaser and the Corporation contained in this Subscription Agreement shall be true and correct as of the date of acceptance hereof and as of the Closing Time;

(c)	the Purchaser and the Corporation shall have performed their respective covenants hereunder and in the Underwriting Agreement;

(d)	the sale of the Subscribed for Shares to the Purchaser shall be exempt from any prospectus registration requirements of applicable Securities Laws and have received all requisite regulatory approvals (including conditional listing approval from the Toronto Stock Exchange for listing of the Subscribed for Shares);

(e)	the Purchaser shall have executed and delivered any and all requisite documentation as required by this Subscription Agreement (including the Accredited Investor Certificate (as defined below)) and relevant securities legislation with respect to the Subscribed for Shares;

(f)	the closing of the Offering shall have occurred or shall be occurring concurrently with the Closing (as defined herein), and the Offering shall consist of the offering of 3,500,000 Common Shares at the Subscription Price per Common Share and no other securities (except for broker warrants issued to the Underwriters exercisable to purchase Common Shares at the Subscription Price per Common Share for a period of 24 months following the issuance date thereof in an amount equal to 6% of the number of Common Shares issued under the Offering);

(g)	the Purchaser and the Corporation shall have executed and delivered a definitive investor rights agreement in the form attached hereto as Schedule “D” (the “Investor Rights Agreement”) and a registration rights agreement in the form attached hereto as Schedule “E” (the “Registration Rights Agreement”);

(h)	the Purchaser is satisfied in its sole discretion with the disclosure in the Preliminary Prospectus;

(i)	the Corporation shall have executed and delivered to the Purchaser a representation letter in respect of the United States Department of the Treasury’s Office of Foreign Assets Control (OFAC);

(j)	no action or proceeding, at law or in equity, shall be pending or threatened by any person, company, firm, governmental authority, securities commission, regulatory body or agency to enjoin the issuance and sale of the Subscribed for Shares to the Purchaser pursuant to this Subscription Agreement and the Common Shares pursuant to the Offering or to suspend or cease trading in the Common Shares;

(k)	the Corporation or the Purchaser shall not have exercised any rights of termination set forth in paragraphs 47, 48 or 49, as applicable; and

(l)	the Closing Date and the closing date of the Offering shall have occurred on or before June 15, 2019 (the “Termination Date”).

Definitions

9.	In addition to terms defined elsewhere herein, for the purposes of this Subscription Agreement:

(a)	“Accredited Investor” means an “accredited investor” within the meaning of that term in Rule 501(a) of Regulation D promulgated under the U.S. Securities Act;

(b)	“Act” means the Securities Act (Ontario);

(c)	“Common Shares” means the common shares of the Corporation;

(d)	“Lead Underwriter” means Bloom Burton Securities Inc.;

(e)	“Preliminary Prospectus” means the (preliminary) short form prospectus to be dated on or about May 3, 2019 prepared by the Corporation in connection with the prospectus offering being made in Canada of Common Shares;

(f)	“Prospectus” means the (final) short form prospectus to be dated on or about May 13, 2019 prepared by the Corporation in connection with the prospectus offering being made in Canada of Common Shares;

(g)	“Offering Memorandum” has the meaning subscribed to such terms as provided in the Act;

(h)	“Regulation S” means Regulation S under the U.S. Securities Act;

(i)	“SEC” means the U.S. Securities and Exchange Commission;

(j)	“Securities Laws” means, collectively, unless specifically stated otherwise, the applicable securities laws, regulations, rules, rulings and orders in each of the provinces and territories of Canada, the applicable policy statements, multilateral or national instruments and instruments issued or adopted by the securities regulators in each of the provinces and territories of Canada, and the rules, policies, rulings and regulations of the TSX, and the U.S. Securities Act and applicable state securities laws;

(k)	“TSX” means the Toronto Stock Exchange;

(l)	“U.S.” or “United States” means the United States of America, its territories and possessions, any state of the United States, and the District of Columbia;

(m)	“U.S. Affiliates” means a duly registered U.S. broker-dealer who is acting as sub-agent to conduct the offer and sale of the Subscribed for Shares in the U.S. or to U.S. persons;

(n)	“U.S. Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder; and

(o)	“Underwriting Agreement” means the underwriting agreement dated May 3, 2019 between the Corporation and the Underwriters.

Closing

10.	Closing of the subscription for the Subscribed for Shares (the “Closing”) will be completed at the offices of Torys LLP, in Toronto, Ontario, on such date (the “Closing Date”) and at such time that is no later than the closing of the Offering, or such other place or time as the Corporation and the Lead Underwriter may agree (the “Closing Time”), but in any event no later than the Termination Date. If, by the Closing Time, the terms and conditions contained in this Subscription Agreement have been complied with, the Corporation will deliver the Subscribed for Shares to the Purchaser, or as it may direct, against payment of the Aggregate Subscription Price therefor to the Corporation or as the Corporation may direct.

11.	If the Closing does not occur by the Termination Date or this Subscription Agreement is otherwise terminated in accordance with its terms, the Corporation shall forthwith return this Subscription Agreement and any funds delivered by the Purchaser representing the Aggregate Subscription Price, without interest, to or to the order of the Purchaser, unless otherwise agreed to by the Purchaser.

Role of the Underwriters

12.	The Purchaser acknowledges that, pursuant to the terms of the Underwriting Agreement and in connection therewith, the Corporation has agreed to pay the Underwriters a cash commission equal to 6.00% of the gross proceeds from the Subscribed for Shares (the “Underwriters’ Fee”). In addition to the Underwriters’ Fee, the Company will issue to the Underwriters, or as they may direct, a number of broker warrants (“Broker Warrants”) equal to 6.00% of the number of Subscribed for Shares sold to the Purchaser. Each Broker Warrant will entitle the holder thereof to purchase one Common Share (a “Broker Warrant Share”) at the Subscription Price for a period of 24 months following the date of issuance thereof. The Corporation will also pay certain costs and expenses of the Underwriters in connection with the Offering and the Subscribed for Shares as set out in the Underwriting Agreement. The Purchaser acknowledges and agrees that the Underwriters and the U.S. Affiliates are acting solely in their capacity as agents for the Corporation in connection with the Corporation’s private placement of Subscribed for Shares directly to the Purchaser as provided for hereunder.

Representations, Warranties and Covenants of the Purchaser

The Purchaser represents, warrants and covenants to the Corporation (and acknowledges that the Corporation is relying thereon), both at the date hereof and at the Closing Time that:

13.	The Purchaser will comply with applicable Securities Laws concerning the holding and resale of the Subscribed for Shares and will consult with its legal advisors with respect to complying with resale restrictions under applicable Securities Laws with respect to the Subscribed for Shares.

14.	The Purchaser will execute, deliver, file and otherwise assist the Corporation, the Underwriters and the U.S. Affiliates in filing any reports, undertakings and other documents required under applicable Securities Laws with respect to the Subscribed for Shares.

15.	The Purchaser has all necessary approvals of its directors, partners, shareholders or trustees and all requisite power and authority to execute and deliver the Subscription Agreement, to perform all of its obligations hereunder, and to undertake all actions required of the Purchaser hereunder.

16.	The Purchaser certifies that this Subscription Agreement constitutes a legal, valid, binding and enforceable obligation of the Purchaser and the execution, delivery and performance by the Purchaser of this Subscription Agreement and the completion of the transactions contemplated hereby do not and will not result in a violation of any law, regulation, order or ruling, including Securities Laws, applicable to the Purchaser, and do not and will not constitute a breach of or default under any of the Purchaser’s constating documents, by-laws or resolutions or any agreement to which the Purchaser is a party or by which it is bound.

17.	If the Purchaser is acting as agent for a principal, it has disclosed the name(s) of the principal or principals on Schedule A to this Subscription Agreement, the Purchaser is duly authorized to execute and deliver this Subscription Agreement and all other necessary documents in connection with such purchase on behalf of such principal, and this Subscription Agreement has been duly authorized, executed and delivered by or on behalf of, and constitutes a legal, valid and binding obligation of, such principal, enforceable against such principal in accordance with its terms.

18.	The Purchaser has been independently advised as to restrictions with respect to trading in the Subscribed for Shares imposed by applicable Securities Laws in which it resides, confirms that no representation (written or oral) has been made to it by or on behalf of the Corporation with respect thereto, and acknowledges that it is aware of the characteristics of the Subscribed for Shares and the risks and relevant tax, legal and other economic considerations relating to an investment therein.

19.	The Purchaser is resident in the jurisdiction indicated on page 1 of this Subscription Agreement and the Purchaser was offered the Subscribed for Shares in such jurisdiction and any act, solicitation, conduct or negotiation directly or indirectly in furtherance of such offer has occurred only in such jurisdiction.

20.	The Purchaser is an Accredited Investor and is acquiring the Subscribed for Shares for its own account or for the account of one or more Accredited Investors with respect to which it exercises sole investment discretion, and not with a view to any resale, distribution or other disposition of the Subscribed for Shares in violation of U.S. federal or state securities laws. The Purchaser has completed and delivered to the Corporation the U.S. Accredited Investor Status Certificate provided in Schedule B hereto (the “Accredited Investor Certificate”) certifying its status as an Accredited Investor.

21.	The Purchaser acknowledges that it is not purchasing the Subscribed for Shares as a result of any “general solicitation” or “general advertising” in the U.S. (within the meaning of Rule 502(c) under the U.S. Securities Act), including advertisements, articles, notices or other communications published in any newspaper, magazine or similar media or on the internet, or broadcast over radio, television or the internet, or any seminar or meeting whose attendees have been invited by general solicitation or general advertising.

22.	The Purchaser is not an “affiliate” (as defined in Rule 144 under the U.S. Securities Act) of the Corporation and is not acting on behalf of an affiliate of the Corporation.

23.	The Purchaser understands that the Subscribed for Shares are “restricted securities” within the meaning of Rule 144(a)(3) under the U.S. Securities Act and will be represented by certificates that bear a U.S. restricted legend (the “U.S. Legend”) in substantially the following form:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”) OR ANY U.S. STATE SECURITIES LAWS. THE HOLDER HEREOF, BY PURCHASING SUCH SECURITIES, AGREES FOR THE BENEFIT OF GREENBROOK TMS INC. (THE “CORPORATION”) THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED, DIRECTLY OR INDIRECTLY, ONLY (A) TO THE CORPORATION, (B) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE 1933 ACT, (C) OUTSIDE THE UNITED STATES IN ACCORDANCE WITH RULE 904 OF REGULATION S UNDER THE 1933 ACT, (D) IN ACCORDANCE WITH (1) RULE 144A OR (2) RULE 144 UNDER THE 1933 ACT, IF AVAILABLE, OR (E) PURSUANT TO ANOTHER EXEMPTION FROM REGISTRATION UNDER THE 1933 ACT, AND IN EACH CASE, IN COMPLIANCE WITH ANY APPLICABLE U.S. STATE SECURITIES LAWS AFTER, IN THE CASE OF TRANSFERS UNDER CLAUSE (D)(2) OR (E), THE HOLDER HAS FURNISHED TO THE CORPORATION (AND IF APPLICABLE, THE CORPORATION’S TRANSFER AGENT) AN OPINION OF COUNSEL OF RECOGNIZED STANDING OR OTHER EVIDENCE REASONABLY SATISFACTORY TO THE CORPORATION TO THE EFFECT THAT SUCH EXEMPTION(S) ARE AVAILABLE.

DELIVERY OF THIS CERTIFICATE MAY NOT CONSTITUTE “GOOD DELIVERY” IN SETTLEMENT OF TRANSACTIONS ON STOCK EXCHANGES IN CANADA.

The Purchaser may not offer, resell, pledge or otherwise transfer the Subscribed for Shares evidenced thereby (or any beneficial interest therein), except in accordance with the U.S. Legend and applicable Securities Laws; provided, that (i) if the Subscribed for Shares are resold in compliance with the requirements of Rule 904 of Regulation S, and provided that the Corporation is a “foreign issuer” within the meaning of Regulation S (a “Foreign Issuer”) at the time of sale, the U.S. Legend may be removed by providing a Declaration for Removal of Legend (in substantially the form as provided in Schedule C hereto) to the Corporation and the transfer agent for the Common Shares (the “Transfer Agent”); and (ii) if any Subscribed for Shares are resold pursuant to Rule 144 under the U.S. Securities Act, the U.S. Legend may be removed, by delivery to the Corporation and the Transfer Agent, of an opinion of counsel, of recognized standing reasonably satisfactory to the Corporation, to the effect that such U.S. Legend is no longer required under applicable requirements of the U.S. Securities Act. The Purchaser understands and acknowledges that the Corporation (i) is under no obligation to remain a Foreign Issuer, (ii) may not, at the time the Purchaser sells the Subscribed for Shares or at any other time, be a Foreign Issuer, and (iii) may engage in one or more transactions which could cause the Corporation not to be a Foreign Issuer. If the Corporation is not a Foreign Issuer at the time of any sale pursuant to Rule 904 of Regulation S, the certificate representing the Subscribed for Shares delivered to the buyer of such Subscribed for Shares may continue to bear the U.S. Legend. In addition, the Purchaser understands and acknowledges that (i) if the Corporation is, or has been at any time previously, an issuer with (A) no or nominal operations and (B) either no or nominal assets, assets consisting solely of cash and cash equivalents, or assets consisting of any amount of cash and cash equivalents and nominal other assets, then Rule 144 under the U.S. Securities Act may not be available for resales of the Subscribed for Shares and (ii) the Corporation is not obligated to make Rule 144 under the U.S. Securities Act available for resales of the Subscribed for Shares.

24.	The Purchaser acknowledges that the Subscribed for Shares will not be held in any book-entry account, including at CDS Clearing and Depository Services Inc. (“CDS”) or a successor depository in Canada, or at the Depository Trust Company (“DTC”) or a successor depository in the United States; and for so long as the Subscribed for Shares constitute “restricted securities” (within the meaning of Rule 144 under the U.S. Securities Act), the Purchaser will not deposit any of the Subscribed for Shares into the facilities of DTC, or a successor depository within the United States, or arrange for the registration of any the Subscribed for Shares with Cede & Co. or any successor thereto.

25.	The Purchaser has, or shall immediately implement, adequate internal procedures to be able to ensure compliance with the transfer restrictions set out herein.

26.	The Purchaser represents that it is a highly sophisticated investor and has extensive knowledge and experience in financial, business and international investment matters and it is capable of assessing the merits and risks associated with its proposed investment in the Subscribed for Shares. The Purchaser acknowledges that it has been afforded the opportunity to ask such questions as it deemed necessary of, and to receive answers from, representatives of the Corporation concerning the terms and conditions of the offering of the Subscribed for Shares and to obtain such additional information which the Corporation possesses or can acquire without unreasonable effort or expense that it considered necessary in connection with its decision to invest in the Subscribed for Shares.

27.	The Purchaser understands that no securities commission, stock exchange, governmental agency, regulatory body or similar authority has made any finding or determination or expressed any opinion with respect to the merits of investing in the Subscribed for Shares.

28.	The Purchaser confirms that none of the Underwriters and the U.S. Affiliates, the Corporation nor any of their respective directors, employees, officers, affiliates, or agents have made any representations (written or oral) to the Purchaser regarding the future price or value of the Subscribed for Shares.

29.	The Purchaser confirms that the Purchaser has been advised to consult the Purchaser’s own legal and financial advisors with respect to the suitability of the Subscribed for Shares as an investment for the Purchaser and has not relied upon any statements made by or purporting to have been made on behalf of the Corporation in deciding to purchase the Subscribed for Shares hereunder; it has been independently advised by (or has determined not to be advised by) its own legal counsel as to the full particulars of restrictions with respect to trading in the Subscribed for Shares imposed by Securities Laws in the jurisdiction in which it resides, it confirms that no representation (written or oral) has been made to it by or on behalf of the Corporation or Underwriters and the U.S. Affiliates with respect thereto, it acknowledges that it is aware of the fact that it may not be able to resell the Subscribed for Shares except in accordance with the U.S. Legend and applicable Securities Laws and that it is solely responsible for (and none of the Corporation or the Underwriters or the U.S. Affiliates are in any way responsible for) compliance with such resale restrictions.

30.	The Purchaser is aware that the Subscribed for Shares have not been, and will not be, registered under the U.S. Securities Act or any state securities laws and that the offer, sale and delivery of such securities is being made in reliance on a private placement exemption from the registration requirements of the U.S. Securities Act and exemptions from the registration or qualification requirements of applicable state securities laws.

31.	The Purchaser understands and acknowledges that the Corporation is not obligated to file and has no present intention of filing with the SEC or with any U.S. state securities administrator any registration statement in respect of resales of the Subscribed for Shares in the United States.

32.	Except for the Purchaser’s knowledge regarding the Purchaser’s purchase of the Subscribed for Shares hereunder, to the knowledge of the Purchaser, it is not aware of any information relating to the Corporation that would constitute a “material fact” or a “material change” (as those terms are defined under applicable Securities Laws)), in the affairs of the Corporation that has not been generally disclosed.

33.	The Purchaser acknowledges that the Corporation’s counsel and the Underwriters’ and the U.S. Affiliates’ counsel are acting as counsel to the Corporation and the Underwriters and the U.S. Affiliates, respectively, and not as counsel to the Purchaser.

34.	The funds representing the Aggregate Subscription Price for the Subscribed for Shares which will be advanced by it to the Corporation hereunder will not represent proceeds of crime for the purposes of the Proceeds of Crime (Money Laundering) Act (Canada) (the “PCMLA”) and the Purchaser acknowledges that the Corporation may in the future be required by law to disclose the Purchaser’s name and other information relating to this Subscription Agreement and the Purchaser’s subscription hereunder, on a confidential basis, pursuant to the PCMLA. None of the subscription funds to be provided by the Purchaser (A) have been or will be derived from or related to any activity that is deemed criminal under the laws of Canada, or (B) are being tendered on behalf of a person or entity who has not been identified to the Purchaser, and it shall promptly notify the Corporation, the Underwriters and the U.S. Affiliates if the Purchaser discovers that any of such representations ceases to be true, and provide the Corporation, the Underwriters and the U.S. Affiliates with appropriate information in connection therewith.

35.	The Purchaser acknowledges and consents to the fact that the Corporation and the Underwriters are collecting personal information relating to the Purchaser for the purpose of completing this Subscription Agreement. The Purchaser acknowledges and consents to the Corporation and the Underwriters retaining such personal information for as long as permitted or required by law. The Purchaser further acknowledges and consents to the fact that the Corporation or the Underwriters may be required by Securities Laws to provide regulatory authorities with any personal information provided by the Purchaser in this Subscription Agreement. Specifically, such consent shall extend to the collection, use and disclosure of personal information by the TSX for the following purposes, or as otherwise described or identified by the TSX from time to time:

(a)	to conduct background checks;

(b)	to verify the personal information that has been provided about each individual;

(c)	to provide disclosure to market participants as to the security holdings of directors, officers, other insiders and promoters of the Corporation, or its associates or affiliates;

(d)	to conduct enforcement proceedings; and

(e)	to perform other investigations as required and to ensure compliance with Securities Laws and other legal and regulatory requirements governing the conduct and protection of the public markets in Canada.

The Purchaser has been advised that the TSX also collects additional personal information from other sources, including but not limited to, securities regulatory authorities in Canada or elsewhere, investigative, law enforcement or self-regulatory organizations, regulations services providers and each of their subsidiaries, affiliates, regulators and authorized agents, to ensure that the purposes set out above can be accomplished. The personal information the TSX collects may also be disclosed to such agencies and organizations, or as otherwise permitted or required by law, and they may use it in their own investigations for the purposes described above and may also be disclosed on the website of the TSX or through printed materials published by or pursuant to the directions of the TSX. The TSX may from time to time use third parties to process information and/or provide other administrative services and in this regard, may share the information with such third party service providers.

36.	the Purchaser acknowledges that it has been notified:

(a)	of the delivery or expected delivery to the Ontario Securities Commission (the “OSC”) by the Corporation of certain information, including with respect to the Purchaser’s full name, residential address (or head office) and telephone number, the number and type of securities purchased, the total value of such securities, the prospectus exemption relied upon by the Corporation and the date of distribution (collectively, the “Purchaser Information”);

(b)	that the Purchaser Information is being collected indirectly by the OSC under the authority granted to it by the Securities Laws of Ontario;

(c)	that the Purchaser Information is being collected for the purposes of the administration and enforcement of applicable Canadian securities legislation; and

(d)	that the Inquiries Officer of the OSC can be contacted regarding any questions about the OSC’s indirect collection of Purchaser Information at 20 Queen Street West, 22nd Floor Toronto, Ontario, M5H 3S8, or by telephone at (416) 593-8314 or at 1-877-785-1555; or by email at exemptmarketfilings@osc.gov.on.ca; or by facsimile at (416) 593-8122;

and the Purchaser authorizes the indirect collection of the Purchaser Information by the OSC.

37.	The Purchaser has not received or been provided with, nor has it requested, nor does it have any need to receive, any prospectus other than the Prospectus and the Preliminary Prospectus, Offering Memorandum or any other document (other than annual financial statements, interim financial statements or any other document (excluding offering memoranda, prospectuses or other offering documents) the content of which is prescribed by statute or regulation and which has been publicly filed on SEDAR) describing the business and affairs of the Corporation, which has been prepared for delivery to and reviewed by prospective purchasers in order to assist them in making an investment decision in respect of the Subscribed for Shares.

38.	The Purchaser has not relied upon any oral or written representation as to fact or otherwise made by or on behalf of the Underwriters, the U.S. Affiliates or the Corporation and the Purchaser acknowledges that the Underwriters and the U.S. Affiliates and each of their respective directors, officers, employees, agents and representatives assumes no responsibility or liability to the Purchaser of any nature whatsoever for the accuracy or adequacy of any publicly available information concerning the Corporation or as to whether all information concerning the Corporation that is required to be disclosed or filed by the Corporation under Securities Laws has been so disclosed or filed.

39.	No person has made any written or oral representations to the Purchaser that any person will resell or repurchase any of the Subscribed for Shares or that any person will refund the Aggregate Subscription Price of any of the Subscribed for Shares.

40.	The Purchaser understands that the investment in the Subscribed for Shares may have tax consequences under the laws of Canada or the laws of the U.S. and that it is the sole responsibility of the Purchaser to determine and assess such tax consequences as may apply to its particular circumstances. The Purchaser has obtained independent tax advice with respect to its investment in the Subscribed for Shares.

41.	The Purchaser consents to the Corporation making a notation on its records or giving instructions to any registrar or transfer agent for the Subscribed for Shares in order to implement the restrictions on transfer set out and described in this Subscription Agreement or as may be required by applicable Securities Laws from time to time.

42.	If the Purchaser is contracting on behalf of another person or persons, all representations, warranties, covenants and other statements made by the Purchaser herein are true with respect to each such person or persons on whose behalf the Purchaser is contracting as if made directly by such person or persons.

43.	Other than the Underwriters and the U.S. Affiliates, there is no person acting or purporting to act on behalf of the Purchaser in connection with the transactions contemplated herein who is entitled to any brokerage or finder’s fee.

44.	The purchase of all Subscribed for Shares pursuant to this Subscription Agreement is conditional on the closing of the Offering. The Underwriting Agreement governing the Offering is subject to termination in certain instances and this Subscription Agreement does not oblige the Corporation or any other party to the underwriting agreement to consult with the Purchaser or seek the Purchaser’s consent as to any such matter or qualify the exercise or non-exercise of the rights of the Underwriters under the Underwriting Agreement in any way.

Reliance Upon Representations, Warranties and Covenants

45.	The Purchaser acknowledges that the representations, warranties and covenants made by it in this Subscription Agreement are made with the intent that they may be relied upon by the Corporation, the Underwriters and the U.S. Affiliates, to, among other things, determine the Purchaser’s eligibility to purchase the Subscribed for Shares under the relevant securities legislation including, without limitation, the availability of exemptions from the prospectus and registration requirements of applicable Securities Laws in connection with the issuance of the Subscribed for Shares to the Purchaser. The Purchaser further covenants to the Corporation that by accepting the Subscribed for Shares, the Purchaser shall be representing and warranting that such representations and warranties are true as at the Closing Date with the same force and effect as if they had been made by the Purchaser at the Closing Date and that they shall survive the purchase by it of the Subscribed for Shares and shall continue in full force and effect notwithstanding any subsequent disposition by it of the Subscribed for Shares; provided, however, that such representations and warranties shall not survive for a period of more than two years following the Closing Date. The Purchaser agrees to provide upon request any additional information that the Corporation, the Underwriters or the U.S. Affiliates determine, acting reasonably, is necessary or appropriate in determining such eligibility. The Purchaser further covenants to the Corporation, the Underwriters and the U.S. Affiliates that the covenants of the Purchaser made by it in this Subscription Agreement to be performed prior to the Closing Date have been performed. The Purchaser undertakes to immediately notify the Corporation, the Underwriters and the U.S. Affiliates of any change in any statement or other information relating to the Purchaser set forth herein that takes place prior to the Closing Time.

Representations, Warranties, and Covenants of the Corporation

46.	By execution of this Subscription Agreement, the Corporation hereby agrees that the Purchaser shall have the benefit of the representations, warranties, and covenants made by the Corporation to the Underwriters as set forth in the Underwriting Agreement, except as may be amended or waived by the Underwriters, as though the Purchaser were a party thereto. The aforementioned representations, warranties, and covenants shall form an integral part of this Subscription Agreement and shall survive the Closing and continue in full force and effect for the benefit of the Purchaser in accordance with the Underwriting Agreement. In addition, the Corporation further represents and warrants to the Purchaser (and acknowledges that the Purchaser is relying thereon), both at the date hereof and at the Closing Time, that:

(a)	The Corporation has been duly incorporated and is valid and subsisting under the laws of its jurisdiction of incorporation, it has the legal capacity to enter into and be bound by this Subscription Agreement and further certifies that it is authorized to enter into this Subscription Agreement and to consummate the issuance and sale of the Subscribed for Shares, and that at the time of issuance, the Subscribed for Shares will be validly issued by the Corporation. The Corporation further certifies that this Subscription Agreement has been duly and validly authorized, executed and delivered by and constitutes a legal, valid, binding and enforceable obligation of the Corporation and the entering into of this Subscription Agreement and the transactions contemplated hereby will not result in a violation of any of the terms or provisions of any law applicable to the Corporation or any of the Corporation’s constating documents, or any agreement to which the Corporation is a party or by which it is bound; and

(b)	The Prospectus, at the time filed, will not contain a “misrepresentation” as such term is defined in applicable Canadian securities laws.

Termination Rights

47.	The Corporation shall be entitled to terminate this Subscription Agreement in the event that the Corporation determines at any time not to proceed with the Offering.

48.	In addition to any other remedies which may be available to the Purchaser, the Purchaser shall be entitled at the Purchaser’s option, to terminate and cancel, without any liability on the Purchaser’s part, the Purchaser’s obligations under this Subscription Agreement to purchase the Subscribed for Shares upon written notice to the Corporation, if there shall have been any breach of any representation, warranty, covenant or agreement on the part of the Corporation contained in this Subscription Agreement such that such breach would, individually or in the aggregate together with all other such uncured breaches of the Corporation, constitute grounds for any of the conditions set forth in paragraph 8 not to be satisfied as of the Closing Time or if such conditions set forth in paragraph 8 are otherwise unable to be satisfied as of the Closing Time and such breaches are not reasonably capable of being cured prior to the Termination Date (or if such breaches are reasonably capable of being cured prior to the Termination Date, such breaches shall not have been cured prior to the Termination Date).

49.	In addition to any other remedies which may be available to the Corporation, the Corporation shall be entitled at the Corporation’s option, to terminate and cancel, without any liability on the Corporation’s part, the Corporation’s obligations under this Subscription Agreement to sell the Subscribed for Shares upon written notice to the Purchaser, if there shall have been any breach of any representation, warranty, covenant or agreement on the part of the Purchaser contained in this Subscription Agreement such that such breach would, individually or in the aggregate together with all other such uncured breaches of the Purchaser, constitute grounds for the conditions set forth in paragraph 8 not to be satisfied as of the Closing Time and (a) such breaches are not reasonably capable of being cured prior to the Termination Date (or if such breaches are reasonably capable of being cured prior to the Termination Date, such breaches shall not have been cured prior to the Termination Date.

Board Nomination

50.	The Corporation hereby acknowledges and irrevocably commits, conditional only upon the purchase of the Subscribed for Shares by the Purchaser, to (the “Irrevocable Appointment Commitment”) (i) nominate Adele C. Oliva, founding partner of the Purchaser, to be elected to the board of directors of the Issuer (the “Board”) at the Corporation’s next annual shareholders’ meeting, which is currently expected to be held on or about June 28, 2019 (the “AGM”), (ii) to include biographical information and other required disclosures in respect of Adele C. Oliva in the management proxy circular to be mailed to shareholders in connection with the AGM as a Board-nominated director, (iii) recommend that shareholders of the Corporation vote in favour of the election of Adele C. Oliva to the Board, with effect immediately upon such election, and (iv) effective upon Adele C. Oliva’s election to the Board, execute the Corporation’s standard form director indemnity agreement for the benefit of Adele C. Oliva. The Corporation further acknowledges that the Subscriber is purchasing the Subscriber for Shares in reliance on the Corporation completing the Irrevocable Appointment Commitment.

Disclosure

51.	If the Corporation, the Underwriters, the U.S. Affiliates or their respective agents reasonably request any information from the Purchaser in connection with the subscription under this Subscription Agreement which is required to comply with any applicable Securities Laws, the Purchaser shall as soon as reasonably practicable disclose such information to such persons.

52.	The Purchaser acknowledges and consents to the inclusion of references to this Subscription Agreement and its contents may be referred to in the Preliminary Prospectus or the Prospectus and any amendments thereto, as well as any marketing materials used in connection with the Preliminary Prospectus or the Prospectus.

Purchaser Information Authorization

53.	By executing this Subscription Agreement, the Purchaser hereby consents to the collection, use and disclosure of the personal information provided herein and other personal information provided by the Purchaser or collected by the Corporation or its agents as reasonably necessary in connection with the Purchaser’s subscription for the Subscribed for Shares (collectively, “personal information”) as follows: (a) the Corporation may use personal information and disclose personal information to intermediaries such as the Corporation’s legal counsel and transfer agents for the purposes of determining the Purchaser’s eligibility to invest in the Subscribed for Shares and for managing and administering the Purchaser’s investment in the Subscribed for Shares; (b) if the Purchaser purchased securities through a registered dealer, the Corporation may disclose and collect such personal information relating to the Purchaser’s holding of the Subscribed for Shares to and from the dealer; and (c) the Corporation, its agents and advisors, may each collect, use and disclose personal information for the purposes of meeting legal, regulatory, self-regulatory, security and audit requirements (including any applicable tax, securities, money laundering or anti-terrorism legislation, rules or regulations) and as otherwise permitted or required by law, which disclosures may include disclosures to tax, securities or other regulatory or self-regulatory authorities in Canada and/or in foreign jurisdictions, if applicable, in connection with the regulatory oversight mandate of such authorities. The Purchaser also consents to the filing of copies or originals of any of the Purchaser’s documents as may be required to be filed with any stock exchange or securities regulatory authority in connection with the Offering.

Notice

54.	Unless herein otherwise expressly provided, any notice to be given hereunder to the Corporation, or the Purchaser shall be deemed to be validly given if delivered by hand courier, facsimile, electronic mail or by first-class mail addressed as follows:

if to the Purchaser:

1315 Capital LLC
2929 Walnut Street, Suite 1240
Philadelphia, PA 19104

Attention:	Brian Schwenk

Email:	brian.schwenk@1315capital.com

if to the Corporation:

Greenbrook TMS Inc.
890 Yonge Street, 7th Floor
Toronto, ON M4W 3P4

Attention:	Aniss Amdiss
Email:	aamdiss@greenbrooktms.com

if to the Underwriters or the U.S. Affiliates:

Bloom Burton Securities Inc.

65 Front Street East, Suite 300

Toronto, Ontario M5E 1B5

Attention:	Jolyon Burton

Email:	jburton@bloomburton.com

Haywood Securities (USA) Inc.

200 Burrard Street, Suite 700

Vancouver, BC V6C 3LC

Attention:	Corinne Elliott
Email:	celliott@haywood.com

and any such notice delivered in accordance with the foregoing shall be deemed to have been received on the date of delivery or, if faxed or otherwise transmitted by electronic means on the day of transmission or, if such day is not a business day, on the first business day following the day of transmission.

The Corporation or the Purchaser, as the case may be, may from time to time notify the other party in the manner provided in this paragraph 54 of a change of address which, from the effective date of such notice and until changed by like notice, shall be the address of the Corporation or the Purchaser, as the case may be, for all purposes of this Subscription Agreement.

Governing Law

55.	This Subscription Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein. The Purchaser hereby irrevocably attorns to the non-exclusive jurisdiction of the courts of the Province of Ontario with respect to any matters arising out of this Subscription Agreement.

Costs

56.	All costs and expenses incurred by the Purchaser, including, without limitation, legal fees and disbursements relating to the purchase by the Purchaser of the Subscribed for Shares, shall be borne by the Purchaser.

Assignment

57.	This Subscription Agreement shall enure to the benefit of and be binding on the parties hereto and their respective successors and permitted assigns.

58.	This Subscription Agreement will not be assignable by any party without the prior written consent of the other and any purported assignment without such consent will be invalid and of no force and effect.

Entire Agreement

59.	This Subscription Agreement, the Investor Rights Agreement, and the Registration Agreement constitute the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, including, but not limited to, the subscription commitment letter dated April 29, 2019 between the Corporation and the Purchaser (the “Commitment Letter”). There are no conditions, representations, warranties, covenants or other agreements between the parties hereto relating to the subject matter hereof, except those made in the Investor Rights Agreement, the Registration Agreement, and as specifically set out referred to or incorporated by reference in this Subscription Agreement.

Amendments and Waivers

60.	No amendment to this Subscription Agreement will be valid or binding unless set forth in writing and duly executed by the parties hereto and no waiver of any breach of any provision of this Subscription Agreement will be effective or binding unless made in writing and signed by the waiving party.

Language

61.	The parties hereto confirm their express wish that this Subscription Agreement and all documents and agreements directly or indirectly relating hereto be drawn up in the English language. Les parties reconnaissent leur volonté expresse que la présente ainsi que tous les documents et contrats s’y rattachant directement ou indirectement soient rédigés en anglais.

Time of Essence

62.	Time shall be of the essence of this Subscription Agreement in all respects.

Facsimile Deliveries and Counterparts

63.	Each party hereto shall be entitled to rely on delivery by facsimile or PDF of a copy of this Subscription Agreement executed by the other party, and acceptance of such executed Subscription Agreement shall be legally effective to create a valid and binding agreement between the Purchaser and the Corporation in accordance with the terms hereof. In addition, this Subscription Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same document.

Extended Meanings and Headings

64.	In this Subscription Agreement words importing the singular number include the plural and vice versa, words importing any gender include all genders and words importing persons include individuals, partnerships, associations, trusts, corporate entities and unincorporated associations. The headings contained herein are for convenience of reference only and shall not affect the construction or interpretation hereof.

Further Assurances

65.	Each of the parties hereto shall from time to time execute and deliver all such further documents and instruments and do all acts and things as the other party may, either before or after the closing of the transactions contemplated hereby, reasonably require to effectively carry out or better evidence or perfect the full intent and meaning of this Subscription Agreement.

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ACCEPTANCE

The Corporation hereby accepts the subscription set forth above on the terms and conditions contained in this Subscription Agreement.

DATED as of the 3rd day of May, 2019.

GREENBROOK TMS INC.

By:	/s/ Erns Loubser
Name: Erns Loubser
Title: Chief Financial Officer, Treasurer and Corporate Secretary

SCHEDULE A

DETAILS OF PURCHASER

NAME AND ADDRESS OF PURCHASER	PRINCIPAL AMOUNT OF SUBSCRIBED FOR SHARES TO BE PURCHASED
1315 Capital LLC 2929 Walnut Street, Suite 1240 Philadelphia, PA 19104	C$17,498,000

Payments

All payments on or in respect of the Subscribed for Shares to be by bank wire transfer, or other acceptable method, of immediately available funds payable as the Underwriters may direct in advance of Closing.

SCHEDULE B

U.S. ACCREDITED INVESTOR STATUS CERTIFICATE

The categories listed herein contain certain specifically defined terms. If you are unsure as to the meanings of those terms, or are unsure as to the applicability of any category below, please contact your broker and/or legal advisor before completing this certificate.

TO:	Greenbrook TMS Inc. (the “Corporation”)

AND TO:	Bloom Burton Securities Inc., Clarus Securities Inc., Desjardins Securities Inc. and GMP Securities L.P.

(collectively, the “Underwriters”)

AND TO:	The U.S. Affiliates (as such term in defined in the Subscription Agreement)

In connection with the purchase of common shares of the Corporation (the “Securities”) by the undersigned, as an integral part of the accompanying subscription agreement (the “Subscription Agreement”), the undersigned hereby represents and warrants to the Corporation, the Underwriters and the U.S. Affiliates that the undersigned, and each beneficial purchaser, if any, on whose behalf the undersigned is subscribing for Securities, satisfies one or more of the following categories of “accredited investor” (as defined in Regulation D under the U.S. Securities Act of 1933, as amended (the “U.S. Securities Act”)) (“Accredited Investor”) (please write “SUB” for the undersigned Subscriber, and “BP” for each beneficial purchaser, if any, on each line that applies):

Category 1.	A bank, as defined in Section 3(a)(2) of the U.S. Securities Act, whether acting in its individual or fiduciary capacity; a savings and loan association or other institution as defined in Section 3(a)(5)(A) of the U.S. Securities Act, whether acting in its individual or fiduciary capacity; a broker or dealer registered pursuant to Section 15 of the U.S. Securities Exchange Act of 1934, as amended; an insurance company as defined in Section 2(a)(13) of the U.S. Securities Act; an investment company registered under the U.S. Investment Company Act of 1940, as amended (the “U.S. Investment Company Act”); a business development company as defined in Section 2(a)(48) of the U.S. Investment Company Act; a small business investment company licensed by the U.S. Small Business Administration under Section 301 (c) or (d) of the U.S. Small Business Investment Act of 1958, as amended; a plan established and maintained by a state, its political subdivisions or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, with total assets in excess of U.S.$5,000,000; or an employee benefit plan within the meaning of the U.S. Employee Retirement Income Security Act of 1974, as amended, in which the investment decision is made by a plan fiduciary, as defined in Section 3(21) of such Act, which is either a bank, savings and loan association, insurance company or registered investment adviser, or an employee benefit plan with total assets in excess of U.S.$5,000,000 or, if a self-directed plan, with investment decisions made solely by persons who are Accredited Investors; or

Category 2.	A private business development company as defined in Section 202(a)(22) of the U.S. Investment Advisers Act of 1940, as amended; or

SUB	Category 3.	An organization described in Section 501(c)(3) of the U.S. Internal Revenue Code, a corporation, a Massachusetts or similar business trust, a limited liability company or a partnership, not formed for the specific purpose of acquiring the Securities offered, with total assets in excess of U.S.$5,000,000; or

Category 4.	A director or an executive officer of the Corporation; or

Category 5.	A natural person whose individual net worth, or joint net worth with his or her spouse, exceeds U.S.$1,000,000. For purposes of calculating net worth under this category:

•	Such person’s primary residence shall not be included as an asset.

•	Indebtedness that is secured by such person’s primary residence, up to the estimated fair market value of the primary residence at the time of the offering of the Securities, shall not be included as a liability (except that if the amount of such indebtedness outstanding at the time of the offering of the Securities exceeds the amount outstanding 60 days before such time, other than as a result of the acquisition of the primary residence, the amount of such excess shall be included as a liability).

•	Indebtedness that is secured by such person’s primary residence in excess of the estimated fair market value of the primary residence at the time of the offering of the Securities shall be included as a liability.

; or

Category 6.	A natural person who had an individual income in excess of U.S.$200,000 in each of the two most recent years or joint income with his or her spouse in excess of U.S.$300,000 in each of those years, and has a reasonable expectation of reaching the same income level in the current year; or

Category 7.	A trust, with total assets in excess of U.S.$5,000,000, not formed for the specific purpose of acquiring the Securities offered, whose purchase is directed by a sophisticated person as described in Rule 506(b)(2)(ii) under the U.S. Securities Act; or

SUB	Category 8.	Any entity in which all of the equity owners are accredited investors.

Terms used herein but not otherwise defined have the meaning ascribed thereto in the Subscription Agreement.

Dated:	May 3, 2019	Signed:	1315 Capital II, LP
By: 1315 Capital Management II, LLC, its general partner

/s/ Adele C. Oliva
Adele C. Oliva Managing Member

SCHEDULE C

DECLARATION FOR REMOVAL OF LEGEND

TO:	Computershare Investor Services Inc.

AND TO:	Greenbrook TMS Inc. (the “Corporation”)

The undersigned (A) acknowledges that the sale of the securities of the Corporation represented by certificate number ___________________________ to which this declaration relates is being made in reliance on Rule 904 of Regulation S (“Regulation S”) under the U.S. Securities Act of 1933, as amended (the “U.S. Securities Act”), and (B) certifies that (1) the seller is not (a) an “affiliate” (as defined in Rule 405 under the U.S. Securities Act) of the Corporation (except for any director or officer of the Corporation who is an affiliate solely by virtue of holding such position), (b) a “distributor” (as defined in Regulation S) or (c) an affiliate of a distributor; (2) the offer of such securities was not made to a person in the United States and either (a) at the time the buy order was originated, the buyer was outside the United States, or the seller and any person acting on its behalf reasonably believed that the buyer was outside the United States, or (b) the transaction was executed on or through the facilities of a “designated offshore securities market” (as defined in Regulation S) and neither the seller nor any person acting on its behalf knows that the transaction has been prearranged with a buyer in the United States; (3) neither the seller nor any affiliate of the seller nor any person acting on its or their behalf has engaged or will engage in any “directed selling efforts” (within the meaning of Regulation S) in the United States in connection with the offer and sale of such securities; (4) the sale is bona fide and not for the purpose of “washing off” the resale restrictions imposed because the securities are “restricted securities” (as defined in Rule 144(a)(3) under the U. S. Securities Act); (5) the seller does not intend to replace securities sold in reliance on Rule 904 of Regulation S with fungible unrestricted securities; and (6) the contemplated sale is not a transaction, or part of a series of transactions, which, although in technical compliance with Regulation S, is part of a plan or scheme to evade the registration provisions of the U. S. Securities Act. Terms used herein have the meanings given to them by Regulation S.

Dated:	X
Authorized signatory

Name of Seller (please print)

Name of authorized signatory (please print)

Title of authorized signatory(please print)

Affirmation by Seller’s Broker-Dealer (required for sales pursuant to Section (B)(2)(b) above)

We have read the representation letter of ____________ (the “Seller”) dated _____________, 20__, pursuant to which the Seller has requested that we sell, for the Seller’s account, ____________________ [securities] represented by certificate number _________________ (the “Securities”) of the Corporation. We have executed sales of the Securities pursuant to Rule 904 of Regulation S on behalf of the Seller. In that connection, we hereby represent to you as follows:

(1)	no offer to sell Securities was made to a person in the United States;

(2)	the sale of the Securities was executed in, on or through the facilities of a “designated offshore securities market” (as defined in Regulation S), and, to the best of our knowledge, the sale was not pre-arranged with a buyer in the United States;

(3)	no “directed selling efforts” (as defined in Regulation S) were made in the United States by the undersigned, any affiliate of the undersigned, or any person acting on behalf of the undersigned; and

(4)	we have done no more than execute the order or orders to sell the Securities as agent for the Seller and will receive no more than the usual and customary broker’s commission that would be received by a person executing such transaction as agent.

For purposes of these representations: “affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the undersigned; “directed selling efforts” means any activity undertaken for the purpose of, or that could reasonably be expected to have the effect of, conditioning the market in the United States for the Securities (including, but not be limited to, the solicitation of offers to purchase the Securities from persons in the United States); and “United States” means the United States of America, its territories or possessions, any State of the United States, and the District of Columbia.

Legal counsel to the Corporation shall be entitled to rely upon the representations, warranties and covenants contained in this letter to the same extent as if this letter had been addressed to them.

Yours truly,

Name of Firm

By:

Title:

SCHEDULE D

INVESTOR RIGHTS AGREEMENT

SCHEDULE E

REGISTRATION RIGHTS AGREEMENT